Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of Lightwave Logic, Inc. of our report dated March 20, 2026, relating to the financial statements of Lightwave Logic, Inc. as of December 31, 2025 and for the year then ended. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ Stephano Slack, LLC

Wayne, Pennsylvania

June 11, 2026